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                                                                    EXHIBIT 23.4

                                          (Letterhead)

                                          September 27, 1994

The Board of Directors of:
SPI Pharmaceuticals, Inc.
3300 Hyland Avenue
Costa Mesa, CA 92626

Gentlemen:

     Wertheim Schroder & Co. Incorporated hereby consents to the filing of our fairness opinion dated September 27, 1994 as an exhibit to the Registration Statement on Form S-4 of ICN Merger Corp. (The "Company") and the inclusion of such opinion in the proxy materials related to the proposed merger transaction. We also consent to the reference to this firm under the captions
"Summary -- Opinions of Financial Advisors" and "The Merger -- Opinions of Financial Advisors" in the Registration Statement and elsewhere in the Registration Statement. Under the proposed merger, SPI Pharmaceuticals, Inc. would be combined with the Company, ICN Pharmaceuticals, Inc. ("ICN"), Viratek, Inc. ("Viratek") and ICN Biomedicals, Inc. ("Biomedicals"). This letter does not imply permission to use the fairness opinion for any other purpose, except as stipulated in the opinion letter itself, and is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement on Form S-4 under the provisions of the Securities Act of 1933.

                                          Very truly yours,

                                          WERTHEIM SCHRODER & CO.
                                                Incorporated